Exhibit 10.12




July 13, 2004


Mr. Robert W. Hale, President
Continental Conveyor and Equipment Company
438 Industrial Drive
Winfield, AL  35594

Gentlemen:

Please be advised that this letter hereby revokes and replaces our letter to you dated July 7, 2004.

You have advised Bank One, NA ("Bank") that the Borrowers (identified below) are in violation of the covenants pertaining to Debt Service Ratio, Minimum Tangible Net Worth, Advances to Related Entities and delivery of Audited Financial Statements for Borrower and Guarantor, as of December 31, 2003, as well as covenants pertaining to the Debt Service Coverage Ratio and Advances to Related Entities, as of March 31, 2004 (collectively, the "Covenant Violations"), pursuant to the Amended and Restated Credit Facility and Security Agreement, dated July 25, 2002, as amended (collectively, the "Loan Agreement"). You requested the Bank to waive those violations, and to extend the maturity of the Loan Agreement. After review of this matter, the Bank is only willing to waive those Covenant Violations under certain conditions, and only if certain requirements are fulfilled to the Bank's satisfaction by Continental Conveyor and Equipment Company and Goodman Conveyor Company (collectively, the "Borrowers"). In accordance with the terms below, the Bank reserves all its rights and remedies under the Loan Agreement and under applicable law.

For the Bank to waive the Borrowers' Covenant Violations, and/or to consider any extension of the Loan Agreement maturity date, Borrowers must comply on a pro-forma basis with all covenants under the Loan Agreement (as previously amended, and as further proposed below) through July 31, 2006, all as the Bank shall determine in its sole discretion. The Borrower's pro-forma compliance with the covenants shall be evidenced by projections prepared by Borrower in a form and format reasonably acceptable to Bank, which projections shall be reflective of the Bond Restructuring (as defined herein). Absent a written waiver by the Bank of the Borrowers' Covenant Violations, the Borrowers shall continue to be in material breach and violation of the Loan Agreement.

If the Bank determines, in its sole discretion, that the Borrower is reasonably likely to comply on a pro-forma basis with all covenants under the Loan Agreement, as proposed below, then the Bank will grant (i) a waiver of the aforesaid Covenant Violations, and (ii) a two (2) year extension of the Loan Agreement, from July 31, 2004 until July 31, 2006, upon the terms outlined below. Such a waiver described above, if any, and the accommodations described below, are all subject to final credit approval by the Bank, the execution of documentation acceptable to the Bank and its counsel, Borrowers' ongoing compliance with all other covenants and requirements under the Loan Agreement as amended, and no material adverse change in Borrowers' financial condition, business operations and/or in the amount or quality of their collateral. Such accommodation is further subject to the following terms, conditions and covenants:

Borrowers:                 Continental Conveyor and Equipment Company
                           Goodman Conveyor Company

Guarantor:                 Continental Global Group, Inc.

Credit Facilities:              1)  $30,000,000 Overall Secured Asset Based Line
                                of Credit (the "Revolver") in the aggregate, with the following sub-limits:

                                            a) $27,000,000 sub-limit under the
                                            Revolver for Continental Conveyor,
                                            with a further $5,000,000 sub-limit
                                            for letters of credit for the
                                            account of Continental Conveyor;

                                            b) $3,000,000 sub-limit under the
                                            Revolver for Goodman Conveyor
                                            Company, with a further sub-limit of
                                            $500,000 for letters of credit for
                                            the account of Goodman

                                2) $5,000,000 Secured Term Loan to Continental Conveyer.

Maturity Date:             July 31, 2006

Payment:                   1) Revolver: interest monthly, principal at maturity

                           2) Secured Term Loan: monthly principal payments of $41,666.67, plus interest, commencing August 1, 2004, based on a 10-year amortization period, with a $4,000,000 balloon payment due at maturity.

Pricing:                   1) Revolver: Prime Rate or LIBOR +250 bps

                           2) Secured Term Loan: Prime Rate + 50 bps

                           Bank One, NA's prime rate is subject to change automatically as the bank's prime rate changes.

Deferred Fees:             The remaining $170,000 Deferred Forbearance Fee set
                           forth in the Forbearance Agreement between Lender and Borrowers, dated May 1, 2004, shall be due and payable as follows: $50,000 upon execution of the definitive agreements evidencing these proposed terms; $60,000, on or before July 31, 2005; and $60,000, on or before July 31, 2006.

Ongoing Fees:              All Bank out of pocket expenses, including but not
                           limited to, legal fees, filing fees, and field exam fees shall be paid by Borrowers upon demand.
                           Borrowers shall pay an unused line fee of 0.25% on the Revolver and an annual commitment fee of 0.25% on the Revolver and Secured Term Loan (together with the annual commitment fee due for the period July 1, 2003 through June 30, 2004).

Prepayment Penalty:        One percent (1%) of an amount equal to the maximum
                           Revolver availability plus the outstanding Secured
                           Term Loan balance if refinanced before July 31, 2006.

Collateral:                A first lien on all business assets including but not
                           limited to cash, domestic accounts receivable, inventory, machinery and equipment, real estate, products, proceeds, now owned or hereinafter acquired. All debt is cross-collateralized and cross-defaulted.

Advance Rates:             1) Revolver: advances will be at the Lender's
                           discretion and be limited to the lesser of the maximum Revolver availability subject to the sub-limits described above), or the sum of:

                           Up to 85% of eligible accounts receivable, plus Up to 55% of eligible inventory, with a cap of $12,000,000 (after advance rate is applied)
                           Less any outstanding advances, letters of credit, and other reserves.

                           Advance rates and caps subject to field exam recommendations and appraisal findings.

                           2) Secured Term Loan: Funding under the Secured Term Loan shall be limited to an amount not to exceed the lessor of i)$5,000,000 or ii) 85% of the appraised value of Borrowers' real property plus 85% the apraised orderly liquidation value of machinery and equipment.

Reporting:                 Daily Borrowing Base Certificates, with acceptable
                           weekly and monthly backup. Reporting requirements subject to field exam recommendations and findings.

Field Exams:               Frequency at the Bank's discretion. It is anticipated
                           the frequency will remain at three times per year, with the Borrower obligated to pay the costs associated with such exams.

Depository:                Borrower shall maintain its primary deposit and
                           disbursement account(s) with the Bank. The lockbox and a blocked account agreement shall be maintained with AmSouth Bank with regard to all Borrowers' receivables. In addition, the Borrower shall have purchased the services of the Bank's cash management program, which includes a lockbox, cash collateral account, controlled disbursement account and The One
                           Net (C).

All Facilities
Any waiver and accommodation is further contingent upon compliance (pro-forma and actual) with all existing covenants (as the same may be modified and supplemented as follows):


Covenants:
------------------------------------------------------------------------------------------ --------------------------
Minimum Net Worth (substituted for current Tangible Net Worth Covenant) of

$16,000,000 as of June 30, 2004
$12,000,000 as of September 30, 2004
$9,500,000 as of December 31, 2004
To be determined as of March 31, 2005 and thereafter                                           Tested Quarterly

------------------------------------------------------------------------------------------ --------------------------
Debt Service Coverage Ratio of at least 1.0:1.0 for the six-month period ended June 30,        Tested Quarterly
2004, of at least 1.10:1.0 for the nine-month period ending September 30, 2004, and
1.2:1.0 for the twelve-month period ending December 31, 2004 and each calendar quarter thereafter calculated on a rolling twelve-month basis.  For purposes of calculating the
Debt Service Coverage Ratio, for all testing periods ending on or prior to June 30,
2005, it shall be assumed that: i) the Bond Restructuring has been consummated, ii) for each calendar month commencing as of January, 2004, Borrower incurred one twelfth (1/12)
of the annual debt service under the Bond Refinancing, regardless of whether such debt service under the Bond Refinancing was actually paid during any such testing period; and
iii)  for each calendar month commencing as of January, 2004, Borrower incurred one twelfth (1/12) of the annual debt service under the Secured Term Loan, regardless of whether such debt service under the Secured Term Loan was actually paid during any such testing period.
------------------------------------------------------------------------------------------ --------------------------
New Advances to Other Related Entities of not more than $1,500,000, in the                     Tested Quarterly
aggregate (net), with such advances commencing as of July 1,
2004, subject to Borrower having Minimum Excess Availability of $4,000,000 under the Revolver after each advance.
------------------------------------------------------------------------------------------ --------------------------

The covenant definitions will remain the same as outlined in the Loan Agreement, except for the definition of "Net Worth," which shall have the same definition of Shareholder Equity in the Loan Agreement and the definition of Debt Coverage which shall be replaced with

         "Debt Coverage" means, on a combined consolidated basis, the ratio of:
         (1) Borrowers' operating income, plus depreciation, amortization and other non-cash items reasonably acceptable to Bank, less Distributions; to (2) the amount of all principal and interest paid or payable by the Borrowers to Lender plus all Capital Expenditures not funded on a term basis at the end of calculation thereof.

In addition, Borrower shall not be permitted to pay any debt service upon the proposed Series B 13% (PIK)/9% (if paid) indebtedness under the Bond Restructuring (or any substitute indebtedness or variation thereof) unless, on a pro-forma basis, Borrower establishes to the sole satisfaction of Bank that Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.2:1.0 immediately following the payment of such debt service.

Bond Restructuring:

The extension of the Loan Agreement shall coincide with the timing of the closing of the restructuring of the bonds of Borrowers' parent company, Continental Global Group (the "Bond Restructuring"). The extension of the Loan Agreement is further conditioned upon Bank's approval, in its sole and absolute discretion, of the terms of such Bond Restructuring. Borrowers shall be permitted to draw up to $1,800,000 of the Revolver and $3,700,000 of the Secured Term Loan to pay a portion of the upfront payment to the bondholders at the closing of the Bond Restructuring.

Reporting Requirements:


Fiscal Statements:           Annually within 120 days after the end of the
                             fiscal year
Interim Statements:          Monthly within 30 days after the end of the month

Management projections:      Annually by November 30th

Guarantor Statements:        Quarterly within 45 days after the end of each
                             quarter

Borrowing Base Certificates: Daily

AR Agings:                   Monthly within 20 days after the end of the month

Inventory Reports:           Monthly within 20 days after the end of the month

AP Agings:                   Monthly within 20 days after the end of the month

Convent Compliance
Certificate:                 Quarterly within 30 days after the end of the
                             quarter

and such other reports as Bank may require from time to time.


Other Conditions:

Receipt of audited financials for the period ended December 31, 2003 by July 31, 2004. Other standard financial and collateral covenants as required by the Bank.

With respect to the Secured Term Loan, Bank shall have received all updated environmental reports and/or additional enviromental reports to be completed on the real properties, with such reports to be acceptable to Bank in its sole discretion. In the event the findings in an environmental report or study is deemed unacceptable by Bank, the Secured Term Loan advances with respect to the value of the real property (and, if deemed appropriate by Bank in its sole discretion, the machinery and equipment associated with such real property) may be reduced, in the Banks sole and absolute discretion; provided, that in all events all such real property, machinery and equipment shall remain collateral for all loans made by Bank. Subject to any adjustment due to the completion and acceptance of such environmental reports (to the extent they might affect the machinery and equipment), it is currently anticipated that the Bank would lend up to $2,400,000 against the appraised orderly liquidation value of the machinery and equipment.

No Event of Default other than the Covenant Defaults shall have occurred under the Loan Agreement beyond any applicable grace period.

Receipt of the duly executed Forbearance Agreement between Bank and Borrowers extending the forbearance period to July 30, 2004.

Further Conditions and Reservation of Rights:

If the event Bank hereafter grants its waiver of Borrowers' Covenant Violations, such waiver shall be applicable only in this instance, and only for the periods ended December 31, 2003 and March 31, 2004, and all other terms and conditions of the Loan Agreement shall remain in full force and effect.

Neither any forbearance and/or deferral of action as to the existing Covenant Violations, nor any discretionary accommodations extended by Bank, nor anything in this letter, the Loan Agreement, the Loan Documents, nor any ongoing discussions or negotiations between Borrowers and Bank shall, directly or indirectly: (i) constitute a waiver of the Covenant Violations; (ii) create any obligation to make any future extensions of credit or to defer any enforcement action; (iii) constitute a waiver of the Bank's right to exercise any of its rights, remedies, or options under the Loan Agreement, the other Loan Documents, or any other agreement between the Borrowers and the Bank with respect to the aforementioned Covenant Violations or any other past, present or future events of default under the Loan Agreement and/or other Loan Documents; (iv) amend, modify or operate as a waiver of any provision of the Loan Agreement or any other Loan Documents, or any right, power, privilege or remedy of Bank thereunder; or (v) constitute a course of dealing or other basis for altering any Obligations or Indebtedness of Borrowers under the Loan Agreement or other Loan Documents or any other contract or instrument.

Bank expressly reserves all of its rights, powers, privileges and remedies under the Loan Agreement and other Loan Documents and/or applicable law, including, without limitation, its right at any time: (i) to commence any legal or other action to collect any or all of the Obligations from the Borrowers or any other person or entity and/or any property (whether real or personal) and whether pledged by Borrowers or any other person or entity as security for the Obligations; (ii) to foreclose or otherwise realize on any or all of the property or collateral and/or appropriate, set-off or apply to the payment of any or all of the Obligations, the proceeds of any or all of the property and collateral; and (iii) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Loan Documents or applicable law. No oral representations or course of dealing on the part of Bank or any of its officers, employees, consultants, professionals or agents, nor any failure or delay by Bank with respect to the exercise of any right, power, privilege or remedy under any of the Loan Documents and/or applicable law shall operate as a waiver thereof and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

Save and except the reservation of rights by the Bank as set forth above, the terms for the conditional waiver and extension of the Credit Agreement as set forth in this letter shall expire on Thursday, July 22, 2004 at 5:00 p.m. Akron, Ohio time.

Sincerely,




Roger F. Reeder
Associate Director
Asset Based Lending
East Region


Accepted this 13th day of July, 2004:

CONTINENTAL CONVEYOR AND EQUIPMENT COMPANY

By: _______________________________

Its: _______________________________

GOODMAN CONVEYOR COMPANY

By: _______________________________

Its: ________________________________

CONTINENTAL GLOBAL GROUP, INC.

By: _______________________________

Its: _______________________________